Diabetes Industry Expert Michael Berrendorf Joins BodyTel as EMEA Sales Director

HENDERSON, Nev., Sept. 4, 2007 (PRIME NEWSWIRE) -- BodyTel Scientific, Inc. (OTCBB:BDYT), a company focused on the development of innovative wireless healthcare products, reports that Michael Berrendorf has joined the company as Sales Director for the EMEA (Europe, Middle East and Africa) Region. Mr. Berrendorf is a seasoned sales executive who brings more than 20 years of experience in the diagnostic sector.

From 1981 to 2002, Michael worked for Abbott Laboratories in Germany, Austria and Switzerland, where he held various executive positions in Marketing, Sales and Management. Before joining BodyTel, Berrendorf was with Kendro Laboratory Products GmbH in Langenselbold, Germany, which was acquired by Thermo Electron (LED) GmbH where he served as CEO and Vice President Sales & Service EMEA. At BodyTel Scientific, Mr. Berrendorf will be responsible for building a sales team and an international reseller system. Mr. Berrendorf is currently in Abu Dhabi/Dubai, where the company is taking part in the Primary Healthcare convention and exhibition.

Stefan Schraps, CEO of BodyTel Scientific Inc., states, "Michael Berrendorf is an experienced sales professional who knows the home diagnostic branch from its beginnings, and our diabetes self-management system GlucoTel won him over. We are confident Michael will build a strong sales team in the EMEA region and drive our international sales."

The GlucoTel measuring device is part of the GlucoTel system, a telemedical diabetes self-management system that supports both patients and doctors in the handling of diabetes and resulting illnesses. The GlucoTel blood sugar measurement device electronically captures the blood sugar level and sends it via Bluetooth to the patient's mobile phone. Then the data are automatically sent via SMS/text to an Internet database and documented for the long term. GlucoTel enables the inclusion of the patient in their treatment, improves the information base and communication between patient and doctor, and thereby contributes to the treatment process.

About BodyTel Scientific

BodyTel Scientific Inc. specializes in developing innovative wireless medical devices. Please visit www.bodytel.com for more company information.

Forward-Looking Statements

Statements regarding the Company's business which are not historical facts are "forward-looking statements" that involve risks and uncertainties that could cause actual results to differ materially from the potential results discussed in the forward-looking statements. Forward-looking statements in this press release include that we are confident Michael will build a strong sales team in the EMEA region and drive our international sales and that GlucoTel enables the inclusion of the patient in their treatment, improves the information base and communication between patient and doctor, and thereby contributes to the treatment process. Actual results may differ materially from those currently anticipated due to a number of factors as we may find that our products must compete with cheaper or better products; we may not be able to retain key employees; a bigger market may not develop for our products and we may not be able to continue to attract new customers; we may face litigation if our technology fails to work when required; our intellectual property may be attacked and defeated in court proceedings; our patent and FDA/CE filings may be rejected by the patent offices and regulators; other companies may discover and develop better or cheaper technologies that would render our products obsolete and we may not have sufficient funding to further develop and/or market our technology. Readers are directed to the BodyTel Scientific, Inc.'s reports as filed with the U.S. Securities and Exchange Commission from time to time, including but not limited to its 8-K filed December 14, 2006 under our prior name Sellcell.net which outlined the company's current business for further information and factors that may affect BodyTel Scientific Inc.'s business and results of operations as well as the Company's form 10-KSB filed on December 15, 2006 and the Company's form 10-QSB filed on January 16, 2007. BodyTel Scientific Inc. undertakes no obligations to publicly update any forward-looking statements to reflect future events or circumstances.

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